Exhibit 99.1

Contact:
Marshall Loeb, President and CEO
Brent Wood, CFO
EastGroup Properties Announces	(601) 354-3555

Third Quarter 2020 Results

Third Quarter 2020 Results

•Net Income Attributable to Common Stockholders of $0.62 Per Share for Third Quarter 2020 Compared to $0.60 Per Share for Third Quarter 2019
•Funds from Operations of $1.36 Per Share for Third Quarter 2020 Compared to $1.28 Per Share for Third Quarter 2019, an Increase of 6.3%
•Same Property Net Operating Income for the Same Property Pool Excluding Income From Lease Terminations for Third Quarter 2020 Increased 3.0% on a Cash Basis and 2.3% on a Straight-Line Basis Compared to Third Quarter 2019
•97.8% Leased and 96.4% Occupied as of September 30, 2020; Average Occupancy of 96.6% for the Third Quarter 2020
•Rental Rates on New and Renewal Leases Increased an Average of 28.0% on a Straight-Line Basis
•Transferred Seven Development Projects (899,000 Square Feet) to the Real Estate Portfolio
•Development and Value-Add Program Consisted of 13 Projects (2.2 Million Square Feet) at September 30, 2020 with a Projected Total Investment of $227 Million
•Declared 163rd Consecutive Quarterly Cash Dividend - Increased the Dividend by $0.04 Per Share (5.3%) to $0.79 Per Share
•Issued 238,086 Shares of Common Stock Pursuant to the Company’s Continuous Common Equity Offering Program at an Average Price of $133.27 Per Share for Aggregate Net Proceeds of $31.4 Million
•Remaining Available Capacity of $318 Million on the $395 Million Lines of Credit as of September 30, 2020
•Entered into a Note Purchase Agreement on a Private Placement of Senior Unsecured Notes Totaling $175 Million With a Weighted Average Fixed Interest Rate of 2.65%
•$75 Million of Debt Maturities Remaining During the Year 2020 With a Weighted Average Fixed Interest Rate of 3.45% and $45 Million in Planned Early Debt Repayments During the Remainder of 2020 With a Fixed Interest Rate of 4.39%

JACKSON, MISSISSIPPI, October 27, 2020 - EastGroup Properties, Inc. (NYSE: EGP) (the “Company”, “we”, “us” or “EastGroup”) announced today the results of its operations for the three and nine months ended September 30, 2020.

Commenting on EastGroup’s performance, Marshall Loeb, CEO, stated, “Our team and portfolio performance continues to surpass our expectations. Third quarter was one of the strongest quarters in our Company’s history in spite of global turbulence. It is difficult to know when the markets will return to a sense of normalcy, but our sense is we are easing in that direction. And, on the other side of the pandemic, there are a number of reasons that leave us more optimistic about our opportunities than we even were pre-crisis. One result of the pandemic we foresee is the acceleration of a number of positive trends within our industry and markets.”

400 W. Parkway Place, Suite 100, Ridgeland, MS 39157 | TEL: 601-354-3555 | FAX: 601-352-1441 | EastGroup.net

EARNINGS PER SHARE

Three Months Ended September 30, 2020
On a diluted per share basis, earnings per common share (“EPS”) were $0.62 for the three months ended September 30, 2020, compared to $0.60 for the same period of 2019. The Company’s property net operating income (“PNOI”) increased by $5,513,000 ($0.14 per share) for the three months ended September 30, 2020, as compared to the same period of 2019. Depreciation and amortization expense increased by $3,221,000 ($0.08 per diluted share) during the three months ended September 30, 2020, as compared to the same period of 2019.

Nine Months Ended September 30, 2020
Diluted EPS for the nine months ended September 30, 2020 were $1.82 compared to $1.94 for the same period of 2019. PNOI increased by $17,222,000 ($0.44 per share) for the nine months ended September 30, 2020, as compared to the same period of 2019. Depreciation and amortization expense increased by $8,646,000 ($0.22 per share) during the nine months ended September 30, 2020, as compared to the same period of 2019. EastGroup recognized gains on sales of real estate investments of $11,406,000 ($0.31 per share) during the nine months ended September 30, 2019; there were no sales during the nine months ended September 30, 2020.

FUNDS FROM OPERATIONS AND PROPERTY NET OPERATING INCOME

Three Months Ended September 30, 2020
For the three months ended September 30, 2020, funds from operations attributable to common stockholders (“FFO”) were $1.36 per share compared to $1.28 per share for the same quarter of 2019, an increase of 6.3%.

PNOI increased by $5,513,000, or 9.1%, during the three months ended September 30, 2020, compared to the same period of 2019. PNOI increased $3,934,000 from newly developed and value-add properties, $1,448,000 from same property operations (based on the same property pool) and $1,071,000 from 2019 and 2020 acquisitions; PNOI decreased $930,000 from operating properties sold in 2019.

The same property pool PNOI Excluding Income from Lease Terminations increased 2.3% on a straight-line basis for the three months ended September 30, 2020, compared to the same quarter in 2019; on a cash basis (excluding straight-line rent adjustments and amortization of above/below market rent intangibles), Same PNOI increased 3.0%. The Company has included in rental income deferred rent charges for executed deferral agreements that qualify for the modified COVID-19-related guidance provided by the Financial Accounting Standards Board (“FASB”) in its same property metrics.  Additional information on the Company’s deferred rent agreements may be found in the Impact of the COVID-19 Pandemic section below.
On a straight-line basis, rental rates on new and renewal leases (5.6% of total square footage) increased an average of 28.0% during the three months ended September 30, 2020.

Nine Months Ended September 30, 2020
FFO for the nine months ended September 30, 2020 was $4.00 per share compared to $3.71 per share during the same period of 2019, an increase of 7.8%.

PNOI increased by $17,222,000, or 9.8%, during the nine months ended September 30, 2020, compared to the same period of 2019. PNOI increased $12,126,000 from newly developed and value-add properties, $4,876,000 from 2019 and 2020 acquisitions and $3,332,000 from same property operations (based on the same property pool); PNOI decreased $3,122,000 from operating properties sold in 2019.

The same property pool PNOI Excluding Income from Lease Terminations increased 2.2% on a straight-line basis for the nine months ended September 30, 2020, compared to the same period of 2019; on a cash basis (excluding straight-line rent adjustments and amortization of above/below market rent intangibles), Same PNOI increased 3.6%. The Company has included in rental income deferred rent charges for executed deferral agreements that qualify for the modified COVID-19-related guidance provided by the FASB in its same property metrics.

400 W. Parkway Place, Suite 100, Ridgeland, MS 39157 | TEL: 601-354-3555 | FAX: 601-352-1441 | EastGroup.net

Additional information on the Company’s deferred rent agreements may be found in the Impact of the COVID-19 Pandemic section below.

On a straight-line basis, rental rates on new and renewal leases (15.2% of total square footage) increased an average of 23.1% during the nine months ended September 30, 2020.

The same property pool for the three and nine months ended September 30, 2020 includes properties which were included in the operating portfolio for the entire period from January 1, 2019 through September 30, 2020; this pool is comprised of properties containing 38,737,000 square feet.

FFO, PNOI and Same PNOI are non-GAAP financial measures, which are defined under Definitions later in this release.  Reconciliations of Net Income to PNOI and Same PNOI, and Net Income Attributable to EastGroup Properties, Inc. Common Stockholders to FFO are presented in the attached schedule “Reconciliations of GAAP to Non-GAAP Measures.”

IMPACT OF THE COVID-19 PANDEMIC

On March 11, 2020, the World Health Organization characterized COVID-19 as a pandemic. Global, national and local economies continue to be impacted by the pandemic and the mitigation efforts to combat the spread of COVID-19.

During the course of the COVID-19 pandemic, the United States has experienced, and may continue to experience, significant health, social and economic impacts from COVID-19. EastGroup’s operations, occupancy and rent collections have remained stable during this period. As of October 26, 2020, the Company has received rent relief requests, primarily in the form of payment deferral requests, from approximately 28% of its customers. For comparison, this is only a slight increase from 26% at the end of April 2020 during the beginning of the pandemic. To date, approximately 17% of these requests have been granted some form of relief, which represents approximately 5% of the Company’s customers on a square foot basis. The Company has executed rent deferral agreements totaling $1.7 million, which represents approximately 0.5% of the Company’s estimated 2020 revenue. The deferrals include approximately $1.5 million that was applicable to periods through September 30, 2020 and approximately $150,000 for future periods. The terms differ for each deferral agreement, and all deferred rent payments that were due through September 30, 2020 have been collected. Under modified COVID-19-related guidance provided by the FASB, rental income for the majority of these deferral agreements ($1.4 million of the $1.7 million) qualify to be recognized as rental income in the periods in which they were charged under the original terms of the leases. These requests are being handled on a case-by-case basis, and the Company’s responses are largely dependent on its understanding of the financial strength of the customer, the operational and earnings impacts being experienced by the customer, and the customer’s ability or inability to obtain capital through debt or equity issuances, government assistance programs or by other means. As of October 26, 2020, rent payment deferrals and other forms of rent relief have not been material; the Company is continuing to actively monitor the evolving situation and its impact on the Company’s cash flows and operations.

400 W. Parkway Place, Suite 100, Ridgeland, MS 39157 | TEL: 601-354-3555 | FAX: 601-352-1441 | EastGroup.net

As of October 26, 2020, the Company’s rent collection and rent payment deferral status was as follows:

Month in Year 2020	% of Rent Collected (1)	% of Uncollected Rent Deferred to Future Period	% of Uncollected Rent With No Deferral Agreement

March	99.8%	—%	0.2%
April	99.7%	0.1%	0.2%
May	98.9%	0.7%	0.4%
June	98.6%	0.9%	0.5%
July	98.9%	0.7%	0.4%
August	99.0%	0.5%	0.5%
September	99.2%	0.2%	0.6%
October (2)	97.6%	0.1%	2.3%

(1) Customer payments are received daily. The collection information presented is current through October 26, 2020, and the Company anticipates continuing to receive rental payments which will increase the % of Rent Collected.

(2) Assumes collections from government-related tenants. For comparison, as of October 26, 2020, October rental receipts are slightly higher than the September rental receipts were as of September 26, 2020.

As of September 30, 2020, Houston, EastGroup’s largest market, represented approximately 13.5% of the Company’s total portfolio on an annualized base rent basis, and the Company’s Houston portfolio was 96.2% leased and occupied. As of October 26, 2020, EastGroup had collected the following percentages of its monthly rent for its Houston properties: 100% for March through June, 99.3% for July, 98.8% for August, 99.0% for September, and 98.4% for October (assumes collections from government-related tenants).

We believe EastGroup’s financial condition and balance sheet remain strong. As of September 30, 2020, the outstanding balance on the Company’s $395 million unsecured revolving credit facilities was $77.5 million, providing $317.5 million of available capacity. The availability on the revolving credit facilities has increased to the full capacity of $395 million as of October 26, 2020. EastGroup has not drawn amounts on its unsecured revolving credit facilities, except for general corporate purposes in the ordinary course of business. The Company is in compliance with its debt covenants at September 30, 2020 and anticipates remaining in compliance during the foreseeable future. The Company’s recent debt and equity activity is described below under Financial Strength and Flexibility.

The Company has been continuing construction on already-active development and value-add projects. During the second and third quarters, EastGroup did not begin construction on any new development projects. During the fourth quarter, the Company anticipates starting construction on new development projects as forecast in the Outlook for 2020 section of this release. Management will continue to monitor the economic conditions of the Company’s markets to determine whether to begin construction on additional future development projects.

The future impacts of COVID-19 on the Company are largely dependent on the severity and duration of the economic uncertainty and its effect on EastGroup’s customers and cannot be predicted with certainty at this time.

ACQUISITIONS

In September, the Company acquired 29 acres of development land in Ft. Myers for $3.3 million. The land, which is adjacent to the Company’s SunCoast Commerce Center, is expected to accommodate the future development of approximately 370,000 square feet across four buildings.

Subsequent to quarter-end, the Company closed the acquisition of Rancho Distribution Center in the Inland Empire West submarket of Los Angeles. The 162,000 square foot multi-tenant distribution building was acquired for $27.8 million. The addition of this property brings EastGroup’s ownership in Los Angeles, which is currently 100% leased, to 2.5 million square feet.

400 W. Parkway Place, Suite 100, Ridgeland, MS 39157 | TEL: 601-354-3555 | FAX: 601-352-1441 | EastGroup.net

DEVELOPMENT AND VALUE-ADD PROPERTIES

During the second and third quarters of 2020, EastGroup did not begin construction of any new development projects. The development projects started during the first quarter of 2020 are detailed in the table below:

Development Projects Started in 2020	Location	Size	Anticipated Conversion Date	Projected Total Costs
		(Square feet)		(In thousands)

Gateway 4	Miami, FL	197,000	06/2021	$23,800
SunCoast 7	Ft. Myers, FL	77,000	11/2021	8,400
Total Development Projects Started		274,000		$32,200

At September 30, 2020, EastGroup’s development and value-add program consisted of 13 projects (2,198,000 square feet) in 9 cities. The projects, which were collectively 26% leased as of October 26, 2020, have a projected total cost of $226.7 million, of which $24.9 million remained to be spent as of September 30, 2020.

During the third quarter of 2020, EastGroup transferred (at the earlier of 90% occupied or one year after shell completion/value-add acquisition date) seven development and value-add projects to the real estate portfolio. The projects, which are located in Miami, Tampa, Fort Myers, Charlotte, Dallas and San Diego, contain a total of 899,000 square feet and are 86% leased as of October 26, 2020.

The development and value-add properties transferred to the real estate portfolio during the first nine months of 2020 are detailed in the table below.

Development and Value-Add Properties Transferred to Real Estate Properties in 2020	Location	Size	Conversion Date	Cumulative Cost as of 9/30/20	Percent Leased as of 10/26/20
		(Square feet)		(In thousands)

Logistics Center 6 & 7 (1)	Dallas, TX	142,000	01/2020	$15,781	100%
Settlers Crossing 1	Austin, TX	77,000	01/2020	9,418	100%
Settlers Crossing 2	Austin, TX	83,000	01/2020	8,807	100%
Parc North 5	Dallas, TX	100,000	02/2020	9,114	84%
Airport Commerce Center 3	Charlotte, NC	96,000	03/2020	8,893	100%
Horizon VIII & IX	Orlando, FL	216,000	04/2020	18,218	100%
Ten West Crossing 8	Houston, TX	132,000	04/2020	9,831	65%
Tri-County Crossing 1 & 2	San Antonio, TX	203,000	04/2020	16,133	100%
SunCoast 8	Ft. Myers, FL	77,000	05/2020	8,333	100%
CreekView 121 5 & 6	Dallas, TX	139,000	06/2020	15,531	100%
Parc North 6	Dallas, TX	96,000	07/2020	10,783	100%
SunCoast 6	Ft. Myers, FL	81,000	07/2020	8,600	100%
Arlington Tech Centre 1 & 2 (1)	Dallas, TX	151,000	08/2020	14,286	18%
Gateway 5	Miami, FL	187,000	08/2020	25,073	100%
Steele Creek IX	Charlotte, NC	125,000	08/2020	11,141	100%
Grand Oaks 75 2 (1)	Tampa, FL	150,000	09/2020	14,925	100%
Rocky Point 2 (1)	San Diego, CA	109,000	09/2020	19,876	100%
Total Projects Transferred		2,164,000		$224,743	91%

Projected Stabilized Yield (2)	7.3%

(1) These value-add projects were acquired by EastGroup.
(2) Weighted average yield based on property net operating income at 100% occupancy and rents computed on a straight-line basis.

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DIVIDENDS

EastGroup declared a cash dividend of $0.79 per share in the third quarter of 2020, which represented a 5.3% increase over the previous quarter’s dividend. The third quarter dividend, which was paid on October 15, 2020, was the Company’s 163rd consecutive quarterly cash distribution to shareholders.  The Company has increased or maintained its dividend for 28 consecutive years and has increased it 25 years over that period, including increases in each of the last nine years.  The annualized dividend rate of $3.16 per share yielded 2.3% on the closing stock price of $135.71 on October 26, 2020.

FINANCIAL STRENGTH AND FLEXIBILITY

EastGroup continues to maintain a strong and flexible balance sheet.  Debt-to-total market capitalization was 19.2% at September 30, 2020.  For the third quarter of 2020, the Company’s interest and fixed charge coverage ratio was 7.43x and its ratio of debt to earnings before interest, taxes, depreciation and amortization for real estate (“EBITDAre”) was 4.88x. EBITDAre is a non-GAAP financial measure defined under Definitions later in this release. A reconciliation of Net Income to EBITDAre is presented in the attached schedule “Reconciliations of GAAP to Non-GAAP Measures.”

During the third quarter, EastGroup issued and sold 238,086 shares of common stock under its continuous common equity offering program at an average price of $133.27 per share, providing aggregate net proceeds to the Company of $31.4 million. During the nine months ended September 30, 2020, EastGroup issued and sold 587,544 shares of common stock under its continuous common equity program at an average price of $130.59 per share, providing aggregate net proceeds to the Company of $75.7 million.

As previously announced, in July 2020, the Company and a group of lenders agreed to terms on the private placement of $175 million of senior unsecured notes with a weighted average fixed interest rate of 2.65%. The $100 million note has a 10-year term and a fixed interest rate of 2.61%, and the $75 million note has a 12-year term and a fixed interest rate of 2.71%. These maturity dates complement the Company's existing debt maturity schedule. The notes dated August 17, 2020, were issued and sold on October 14, 2020 and require interest-only payments. The notes will not be and have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

In August, the Company made a scheduled $30 million principal payment on its senior unsecured notes with an interest rate of 3.8%.

Subsequent to quarter-end, EastGroup repaid (with no penalty) a mortgage loan with a balance of $45.9 million, an interest rate of 4.39% and an original maturity date of January 5, 2021.

OUTLOOK FOR 2020

EPS for 2020 is now estimated to be in the range of $2.40 to $2.44.  Estimated FFO per share attributable to common stockholders for 2020 is now estimated to be in the range of $5.33 to $5.37. The table below reconciles projected net income attributable to common stockholders to projected FFO. The estimated net income attributable to common stockholders is not a projection and is provided solely to satisfy the disclosure requirements of the U.S. Securities and Exchange Commission.

EastGroup’s projections are based on management’s current beliefs and assumptions about our business, the industry and the markets in which we operate; there are known and unknown risks and uncertainties associated with these projections. The Company assumes no obligation to update publicly any forward-looking statements, including its Outlook for 2020, whether as a result of new information, future events or otherwise. The COVID-19 pandemic has disrupted global, national and local economies and the financial markets; it is difficult to predict the future impact on our business, financial condition, results of operations and cash flows. Please refer to the

400 W. Parkway Place, Suite 100, Ridgeland, MS 39157 | TEL: 601-354-3555 | FAX: 601-352-1441 | EastGroup.net

“Forward-Looking Statements” disclosures included in this earnings release and “Risk Factors” disclosed in our annual and quarterly reports filed with the Securities and Exchange Commission for more information.

	Low Range		High Range
	Q4 2020	Y/E 2020	Q4 2020	Y/E 2020
	(In thousands, except per share data)

Net income attributable to common stockholders	$22,899	94,081	24,471	95,653
Depreciation and amortization	29,733	115,394	29,733	115,394
Funds from operations attributable to common stockholders	$52,632	209,475	54,204	211,047

Diluted shares	39,631	39,280	39,631	39,280
Per share data (diluted):
Net income attributable to common stockholders	$0.58	2.40	0.62	2.44
Funds from operations attributable to common stockholders	1.33	5.33	1.37	5.37

The following assumptions were used for the mid-point:

Metrics	Revised Guidance for Year 2020	July Earnings Release Guidance for Year 2020	Actual for Year 2019
FFO per share	$5.33 - $5.37	$5.23 - $5.33	$4.98
FFO per share increase over prior year	7.4%	6.0%	6.9%
Same PNOI growth: cash basis (1)(2)	2.5% - 3.5%	2.0% - 3.0%	4.7%
Average month-end occupancy	96.5%	96.0%	96.9%
Lease termination fee income	$700,000	$500,000	$1.3 million
Reserves for uncollectible rent (No identified bad debts for Q4 2020)	$2.3 million	$3.6 million	$448,000
Development starts:
Square feet	825,000	1.0 million	2.7 million
Projected total investment	$85 million	$100 million	$262 million
Value-add property acquisitions (Projected total investment)	$30 million	none	$108 million
Operating property acquisitions	$15 million	$6 million	$142 million
Operating property dispositions (Potential gains on dispositions are not included in the projections)	$20 million	$10 million	$66 million
Unsecured debt closing in period	$275 million at 2.56% weighted average interest rate	$275 million at 2.56% weighted average interest rate	$290 million at 3.45% weighted average interest rate
Common stock issuances	$110 million	$110 million	$288 million
General and administrative expense	$15.1 million	$14.9 million	$16.4 million

(1) Includes properties which have been in the operating portfolio since 1/1/19 and are projected to be in the operating portfolio through 12/31/20; includes 38,612,000 square feet.

(2) Excludes straight-line rent adjustments, amortization of market rent intangibles for acquired leases and income from lease terminations. Includes rental income for executed deferral agreements that qualify for the modified COVID-19-related guidance provided by the FASB. Revised Guidance for Year 2020 includes a projected $350,000 of reserves for uncollectible rent.

400 W. Parkway Place, Suite 100, Ridgeland, MS 39157 | TEL: 601-354-3555 | FAX: 601-352-1441 | EastGroup.net

DEFINITIONS

The Company’s chief decision makers use two primary measures of operating results in making decisions:  (1) funds from operations attributable to common stockholders (“FFO”) and (2) property net operating income (“PNOI”), defined as Income from real estate operations less Expenses from real estate operations (including market-based internal management fee expense) plus the Company’s share of income and property operating expenses from its less-than-wholly-owned real estate investments.

FFO is computed in accordance with standards established by the National Association of Real Estate Investment Trusts, Inc. (“Nareit”).  In December 2018, Nareit issued the “Nareit Funds from Operations White Paper - 2018 Restatement” (the “2018 White Paper”), which reaffirmed, and in some cases refined, Nareit's prior determinations concerning FFO. The guidance in the 2018 White Paper allows preparers an option as it pertains to whether gains or losses on sale, or impairment charges, on real estate assets incidental to a REIT's business are excluded from the calculation of FFO. EastGroup has made the election to exclude activity related to such assets that are incidental to our business. The Company has adjusted its 2018 and prior results, as necessary, to reflect this guidance. FFO is calculated as net income (loss) attributable to common stockholders computed in accordance with U.S. generally accepted accounting principles ("GAAP"), excluding gains and losses from sales of real estate property (including other assets incidental to the Company’s business) and impairment losses, adjusted for real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.

FFO Excluding Gain on Casualties and Involuntary Conversion is calculated as FFO (as defined above), adjusted to exclude gain on casualties and involuntary conversion. The Company believes that the exclusion of gain on casualties and involuntary conversion presents a more meaningful comparison of operating performance.

EastGroup sometimes refers to PNOI from Same Properties as “Same PNOI” in this press release and the accompanying reconciliation; the Company also presents Same PNOI Excluding Income from Lease Terminations. The Company presents Same PNOI and Same PNOI Excluding Income from Lease Terminations as a property-level supplemental measure of performance used to evaluate the performance of the Company’s investments in real estate assets and its operating results on a same property basis. The Company believes it is useful to evaluate Same PNOI Excluding Income from Lease Terminations on both a straight-line and cash basis. The straight-line basis is calculated by averaging the customers’ rent payments over the lives of the leases; GAAP requires the recognition of rental income on the straight-line basis. The cash basis excludes adjustments for straight-line rent and amortization of market rent intangibles for acquired leases; the cash basis is an indicator of the rents charged to customers by the Company during the periods presented and is useful in analyzing the embedded rent growth in the Company’s portfolio. Same Properties is defined as operating properties owned during the entire current period and prior year reporting period. Properties developed or acquired are excluded until held in the operating portfolio for both the current and prior year reporting periods. Properties sold during the current or prior year reporting periods are also excluded.

FFO and PNOI are supplemental industry reporting measurements used to evaluate the performance of the Company’s investments in real estate assets and its operating results. The Company believes that the exclusion of depreciation and amortization in the industry’s calculations of PNOI and FFO provides supplemental indicators of the properties’ performance since real estate values have historically risen or fallen with market conditions.  PNOI and FFO as calculated by the Company may not be comparable to similarly titled but differently calculated measures for other real estate investment trusts (“REITs”).  Investors should be aware that items excluded from or added back to FFO are significant components in understanding and assessing the Company’s financial performance.

The Company’s chief decision makers also use Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate (“EBITDAre”) in making decisions. EBITDAre is defined as Net Income, adjusted for gains and losses from sales of real estate investments, non-operating real estate and other assets incidental to the Company’s business, interest expense, income tax expense, depreciation and amortization. EBITDAre is a non-GAAP financial

400 W. Parkway Place, Suite 100, Ridgeland, MS 39157 | TEL: 601-354-3555 | FAX: 601-352-1441 | EastGroup.net

measure used to measure the Company’s operating performance and its ability to meet interest payment obligations and pay quarterly stock dividends on an unleveraged basis.

EastGroup’s chief decision makers also use its Debt-to-EBITDAre ratio, a non-GAAP financial measure calculated by dividing the Company’s debt by its EBITDAre, in analyzing the financial condition and operating performance of the Company relative to its leverage.

The Company’s interest and fixed charge coverage ratios are non-GAAP financial measures calculated by dividing the Company’s EBITDAre by its interest expense. These ratios provide a basis for analysis of the Company’s leverage, operating performance, and its ability to service the interest payments due on its debt.

CONFERENCE CALL

EastGroup will host a conference call and webcast to discuss the results of its third quarter and review the Company’s current operations on Wednesday, October 28, 2020, at 11:00 a.m. Eastern Time.  A live broadcast of the conference call is available by dialing 1-877-876-9173 (conference ID: EastGroup) or by webcast through a link on the Company’s website at www.eastgroup.net.  If you are unable to listen to the live conference call, a telephone and webcast replay will be available until Wednesday, November 4, 2020.  The telephone replay can be accessed by dialing 1-800-753-5212, and the webcast replay can be accessed through a link on the Company’s website at www.eastgroup.net.

SUPPLEMENTAL INFORMATION

Supplemental financial information is available under Quarterly Results in the Investor Relations section of the Company’s website at www.eastgroup.net or upon request by calling the Company at 601-354-3555.

COMPANY INFORMATION

EastGroup Properties, Inc. (NYSE: EGP), an S&P MidCap 400 company, is a self-administered equity real estate investment trust focused on the development, acquisition and operation of industrial properties in major Sunbelt markets throughout the United States with an emphasis in the states of Florida, Texas, Arizona, California and North Carolina.  The Company’s goal is to maximize shareholder value by being a leading provider in its markets of functional, flexible and quality business distribution space for location sensitive customers (primarily in the 15,000 to 70,000 square foot range).  The Company’s strategy for growth is based on ownership of premier distribution facilities generally clustered near major transportation features in supply-constrained submarkets.  EastGroup’s portfolio, including development projects and value-add acquisitions in lease-up and under construction, currently includes approximately 45.8 million square feet.  EastGroup Properties, Inc. press releases are available on the Company’s website at www.eastgroup.net.

FORWARD-LOOKING STATEMENTS

The statements and certain other information contained in this press release, which can be identified by the use of forward-looking terminology such as “may,” “will,” “seek,” “expects,” “anticipates,” “believes,” “targets,” “intends,” “should,” “estimates,” “could,” “continue,” “assume,” “projects” or “plans” and variations of such words or similar expressions or the negative of such words, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. These forward-looking statements reflect the Company’s current views about its plans, intentions, expectations, strategies and prospects, which are based on the information currently available to the Company and on assumptions it has made. Although the Company believes that its plans, intentions, expectations, strategies and prospects as reflected in or suggested by those forward-looking statements are reasonable, the Company can give no assurance that such plans, intentions, expectations or strategies will be attained or achieved. Furthermore, these forward-looking statements should be considered as subject to the many risks and uncertainties that exist in the Company’s operations and business environment. Such risks and

400 W. Parkway Place, Suite 100, Ridgeland, MS 39157 | TEL: 601-354-3555 | FAX: 601-352-1441 | EastGroup.net

uncertainties could cause actual results to differ materially from those projected. These uncertainties include, but are not limited to:

•international, national, regional and local economic conditions;
•the duration and extent of the impact of coronavirus disease (COVID-19) on our business and the businesses of our tenants (including their ability to timely make rent payments) and the economy generally;
•the duration of any “shelter-in-place” or “stay-at-home” orders or other formal recommendations for social distancing which may have affected our operations or the operations of our tenants, and the speed and extent to which revenues of our tenants recover following the lifting of any such orders or recommendations;
•the general level of interest rates and ability to raise equity capital on attractive terms;
•financing risks, including the risks that our cash flows from operations may be insufficient to meet required payments of principal and interest, and we may be unable to refinance our existing debt upon maturity or obtain new financing on attractive terms or at all;
•the competitive environment in which the Company operates;
•fluctuations of occupancy or rental rates;
•potential defaults (including bankruptcies or insolvency) on or non-renewal of leases by tenants, or our ability to lease space at current or anticipated rents, particularly in light of the significant uncertainty as to when and the conditions under which current or potential tenants will be able to operate physical locations in the future;
•potential changes in the law or governmental regulations and interpretations of those laws and regulations, including changes in real estate laws or REIT or corporate income tax laws, and potential increases in real property tax rates;
•our ability to maintain our qualification as a REIT;
•acquisition and development risks, including failure of such acquisitions and development projects to perform in accordance with projections;
•natural disasters such as fires, floods, tornadoes, hurricanes and earthquakes;
•pandemics, epidemics or other public health emergencies, such as the recent outbreak of COVID-19;
•the terms of governmental regulations that affect us and interpretations of those regulations, including the costs of compliance with those regulations, changes in real estate and zoning laws and increases in real property tax rates;
•credit risk in the event of non-performance by the counterparties to our interest rate swaps;
•lack of or insufficient amounts of insurance;
•litigation, including costs associated with prosecuting or defending claims and any adverse outcomes;
•our ability to retain key personnel;
•the consequences of future terrorist attacks or civil unrest; and
•environmental liabilities, including costs, fines or penalties that may be incurred due to necessary remediation of contamination of properties presently owned or previously owned by us.

All forward-looking statements should be read in light of the risks identified in Part I, Item 1A. Risk Factors within the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, and in its subsequent Quarterly Reports on Form 10-Q.
The Company assumes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

400 W. Parkway Place, Suite 100, Ridgeland, MS 39157 | TEL: 601-354-3555 | FAX: 601-352-1441 | EastGroup.net

EASTGROUP PROPERTIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
REVENUES
Income from real estate operations	$92,000	83,913	270,077	244,333
Other revenue	12	25	278	504
	92,012	83,938	270,355	244,837
EXPENSES
Expenses from real estate operations	26,325	23,756	77,505	68,980
Depreciation and amortization	29,211	25,990	85,673	77,027
General and administrative	3,714	3,151	11,020	11,501
Indirect leasing costs	248	110	522	306
	59,498	53,007	174,720	157,814
OTHER INCOME (EXPENSE)
Interest expense	(8,347)	(8,522)	(25,150)	(26,214)
Gain on sales of real estate investments	—	—	—	11,406
Other	244	166	711	(157)
NET INCOME	24,411	22,575	71,196	72,058
Net income attributable to noncontrolling interest in joint ventures	(10)	(4)	(14)	(5)
NET INCOME ATTRIBUTABLE TO EASTGROUP PROPERTIES, INC. COMMON STOCKHOLDERS	24,401	22,571	71,182	72,053
Other comprehensive income (loss) - cash flow hedges	1,362	(256)	(16,252)	(6,323)
TOTAL COMPREHENSIVE INCOME	$25,763	22,315	54,930	65,730

BASIC PER COMMON SHARE DATA FOR NET INCOME ATTRIBUTABLE TO EASTGROUP PROPERTIES, INC. COMMON STOCKHOLDERS
Net income attributable to common stockholders	$0.62	0.60	1.82	1.94
Weighted average shares outstanding	39,338	37,771	39,077	37,064
DILUTED PER COMMON SHARE DATA FOR NET INCOME ATTRIBUTABLE TO EASTGROUP PROPERTIES, INC. COMMON STOCKHOLDERS
Net income attributable to common stockholders	$0.62	0.60	1.82	1.94
Weighted average shares outstanding	39,450	37,869	39,168	37,136

EASTGROUP PROPERTIES, INC. AND SUBSIDIARIES
RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019

NET INCOME ATTRIBUTABLE TO EASTGROUP PROPERTIES, INC. COMMON STOCKHOLDERS	$24,401	22,571	71,182	72,053
Depreciation and amortization	29,211	25,990	85,673	77,027
Company’s share of depreciation from unconsolidated investment	34	36	103	106
Depreciation and amortization from noncontrolling interest	(35)	(48)	(114)	(141)
Gain on sales of real estate investments	—	—	—	(11,406)
FUNDS FROM OPERATIONS (“FFO”) ATTRIBUTABLE TO COMMON STOCKHOLDERS	53,611	48,549	156,844	137,639
Gain on casualties and involuntary conversion	—	—	(161)	(348)
FFO EXCLUDING GAIN ON CASUALTIES AND INVOLUNTARY CONVERSION	$53,611	48,549	156,683	137,291

NET INCOME	$24,411	22,575	71,196	72,058
Interest expense (1)	8,347	8,522	25,150	26,214
Depreciation and amortization	29,211	25,990	85,673	77,027
Company’s share of depreciation from unconsolidated investment	34	36	103	106
EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION (“EBITDA”)	62,003	57,123	182,122	175,405
Gain on sales of real estate investments	—	—	—	(11,406)
EBITDA for Real Estate (“EBITDAre”)	$62,003	57,123	182,122	163,999
DILUTED PER COMMON SHARE DATA FOR NET INCOME ATTRIBUTABLE TO EASTGROUP PROPERTIES, INC. COMMON STOCKHOLDERS
Net income attributable to common stockholders	$0.62	0.60	1.82	1.94
FFO attributable to common stockholders	$1.36	1.28	4.00	3.71
FFO Excluding Gain on Casualties and Involuntary Conversion attributable to common stockholders	$1.36	1.28	4.00	3.70
Weighted average shares outstanding for EPS and FFO purposes	39,450	37,869	39,168	37,136

(1)  Net of capitalized interest of $2,378 and $2,146 for the three months ended September 30, 2020 and 2019, respectively; and $7,562 and $6,067 for the nine months ended September 30, 2020 and 2019, respectively.

EASTGROUP PROPERTIES, INC. AND SUBSIDIARIES
RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES (Continued)
(IN THOUSANDS)
(UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019

NET INCOME	$24,411	22,575	71,196	72,058
Gain on sales of real estate investments	—	—	—	(11,406)
Net loss on other	—	76	—	884
Interest income	(36)	(34)	(86)	(101)
Other revenue	(12)	(25)	(278)	(504)
Indirect leasing costs	248	110	522	306
Depreciation and amortization	29,211	25,990	85,673	77,027
Company’s share of depreciation from unconsolidated investment	34	36	103	106
Interest expense (1)	8,347	8,522	25,150	26,214
General and administrative expense (2)	3,714	3,151	11,020	11,501
Noncontrolling interest in PNOI of consolidated joint ventures	(46)	(43)	(130)	(137)
PROPERTY NET OPERATING INCOME (“PNOI”)	65,871	60,358	193,170	175,948
PNOI from 2019 and 2020 Acquisitions	(2,155)	(1,084)	(6,370)	(1,494)
PNOI from 2019 and 2020 Development and Value-Add Properties	(6,329)	(2,395)	(16,556)	(4,430)
PNOI from 2019 Operating Property Dispositions	—	(930)	—	(3,122)
Other PNOI	64	54	170	180
SAME PNOI (Straight-Line Basis)	57,451	56,003	170,414	167,082
Net lease termination fee income from same properties	(192)	(34)	(661)	(941)
SAME PNOI EXCLUDING INCOME FROM LEASE TERMINATIONS (Straight-Line Basis)	57,259	55,969	169,753	166,141
Straight-line rent adjustments for same properties	234	(82)	972	(1,163)
Acquired leases - market rent adjustment amortization for same properties	(138)	(179)	(448)	(559)
SAME PNOI EXCLUDING INCOME FROM LEASE TERMINATIONS (Cash Basis)	$57,355	55,708	170,277	164,419

(1)  Net of capitalized interest of $2,378 and $2,146 for the three months ended September 30, 2020 and 2019, respectively; and $7,562 and $6,067 for the nine months ended September 30, 2020 and 2019, respectively.

(2) Net of capitalized development costs of $1,447 and $1,810 for the three months ended September 30, 2020 and 2019, respectively; and $5,052 and $4,797 for the nine months ended September 30, 2020 and 2019, respectively.